Ex 99.1

51 James Way, Eatontown, New Jersey 07724 USA • 1-800-537-9842

FOR IMMEDIATE RELEASE	Contact: Michael J. Jeffries
(732) 542-2800
March 28, 2005
NASDAQ Symbol: OSTE

OSTEOTECH REPORTS FOURTH QUARTER 2004 RESULTS;
INCREASES 2005 EARNINGS GUIDANCE

Osteotech, Inc. announced today that revenues in the fourth quarter and year ended December 31, 2004 were $20,443,000 and $88,577,000, respectively.  This compares to revenues of $24,027,000 and $94,433,000 in the fourth quarter and year ended December 31, 2003, respectively.  On January 6, 2005, the Company announced that it expected revenues for the year ended December 31, 2004 to be in a range of $86.5 million to $87.5 million.  Effective June 30, 2004, the Company exited the metal spinal implant business.  As a result, there were no revenues in the fourth quarter 2004 from this product line, but there were revenues of $1,714,000 in the year ended December 31, 2004 from this product line.  Revenues from the metal spinal implant product line in the fourth quarter and year ended December 31, 2003 were $1,483,000 and $4,907,000, respectively.  The balance of the decline in revenues in both periods is attributed to lower unit volume in the domestic Grafton® DBM and Graftech® Bio-implant product lines.

Domestic revenues in the fourth quarter and year ended December 31, 2004 were $17,639,000 and $77,317,000, respectively, as compared to $21,753,000 and $86,070,000 in the fourth quarter and year ended December 31, 2003, respectively.  Revenues from international operations were $2,804,000 and $11,260,000 in the fourth quarter and year ended December 31, 2004, respectively, and were $2,274,000 and $8,363,000 in the fourth quarter and year ended December 31, 2003, respectively.

Net loss in the fourth quarter 2004, which included a pre-tax gain of $1,100,000 related to the sale of inventory and intellectual property of the Ovation™ Polyaxial System and a pre-tax charge of $5,853,000 for impaired assets and reserves for remediation of our former processing facility, was $4,623,000 or $.27 diluted net loss per share.  For the year ended December 31, 2004, the Company incurred a net loss of $5,283,000, or $.31 diluted net loss per share.  On January 6, 2005, the Company announced that it expected to incur a diluted net loss per share for the year ended December 31, 2004 in the range of $.28 to $.31.  In addition to the gain from the sale of the Ovation™ System and the charge for impaired assets, the net loss for the year included a pre-tax charge of $1,998,000 related to the exit from the metal spinal implant business, severance costs of $650,000, and the reversal of estimated excess purchase commitment penalties of $479,000 associated with the settlement of a lawsuit with Alphatec Manufacturing, Inc.  The Company had net income of $6,380,000 and $10,867,000, or $.37 and $.62 diluted net income per share, in the fourth quarter and year ended December 31, 2003, respectively.  Both the fourth quarter and year ended December 31, 2003 included an after tax gain from the settlement of the GenSci patent infringement lawsuit of $4,500,000, or $.26 diluted net income per share.

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Richard W. Bauer, Osteotech Chief Executive Officer, stated, “The results reported for the fourth quarter and the full year continues to be a disappointment to all of us at Osteotech.  However, as I have previously stated, we have instituted a number of programs aimed at turning our domestic tissue business around and to restore our revenue and profit growth.  We are aggressively pursuing those programs and are beginning to see progress made toward achieving our goals as these programs begin to take hold and become effective.  We expect this process to continue throughout 2005 and for us to enter 2006 positioned for a continuation of our revenue growth and restored profitability.”

Mr. Bauer further stated, “In our press release of January 6, 2005, we indicated preliminary guidance for 2005 of revenues to be in a range of $94 million to $98 million and that we expected to incur a diluted net loss per share in a range of $.45 to $.48.  At that time, we also stated that the Company had elected early adoption of Statement of Financial Accounting Standards No. 151, “Inventory Costs” and that adopting this standard would likely result in the Company expensing between $7.5 million and $8.0 million in costs during 2005, that otherwise would have been capitalized as part of our inventory valuations.  Upon further review and analysis, we now believe that adopting Standard No. 151 will not have a material impact on our inventory valuations.  Therefore, as a result of this and an updated assessment of our internal projections, we continue to maintain our 2005 revenue guidance of $94 million to $98 million but are revising our diluted net loss per share from $.45 to $.48 to now be in a range of $.25 to $.28.”

The Company has a credit facility with a bank, which includes the requirement that we comply with certain financial covenants.  In a Form 8-K that we filed with the SEC on January 6, 2005, we disclosed that we believed it was likely that we would fail to comply with one of the covenants in our credit facility.  In March, 2005, the credit facility was amended, effective December 31, 2004, eliminating and/or modifying certain of the financial covenants in effect at that time and adding two new covenants.  As a result, at December 31, 2004, the Company was in compliance with the amended financial covenants and based on current internal projections and assessments, expects to be in compliance with these covenants during 2005.

Consolidated gross profit margins were approximately 30% and 41% in the fourth quarter and year ended December 31, 2004, respectively, as compared to approximately 51% and 55% in the same periods of 2003, respectively.  Margins in 2004 were negatively affected by the charge for impaired assets and lower domestic Grafton® DBM and Graftech® Bio-implant unit volumes.  Additionally, margins in 2004 were also negatively impacted by the charge related to the Company’s exit from the metal spinal implant business.

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DBM Segment revenues were $11,473,000 and $45,790,000 in the fourth quarter and year ended December 31, 2004, respectively, as compared to $11,128,000 and $46,294,000 in the same periods of 2003, respectively.  Segment revenues consist of:

DBM Segment Revenues

	Fourth Quarter Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

	(Dollars in Thousands)

Domestic:
Grafton® DBM	$8,837	$9,096	$35,282	$39,071
Private Label	1,046	633	4,059	2,267

	9,883	9,729	39,341	41,338
International:
Grafton® DBM	1,590	1,399	6,449	4,956

Total Segment Revenues	$11,473	$11,128	$45,790	$46,294

The decline in domestic Grafton® DBM revenues is a result of lower unit volume.  The increases in private label DBM revenues and international revenues of Grafton® DBM is a result of greater penetration of international markets and the addition of a second private label product in April, 2004.

DBM Segment operating income declined to $1,133,000 and $4,383,000 in the fourth quarter and year ended December 31, 2004, respectively, as compared to $10,228,000 and $20,646,000 in the same periods of last year, respectively.  Operating income in both periods of 2003 included $7.5 million from the settlement of the GenSci patent infringement lawsuit.  The remainder of the decline is attributable to the decline in domestic Grafton® DBM revenues and a corresponding decline in gross profit margins, which results from the under absorption of costs due to lower unit volume of production.

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Base Tissue Segment revenues were $8,607,000 and $39,330,000 in the fourth quarter and year ended December 31, 2004, respectively, as compared to revenues of $10,878,000 and $41,465,000 in the same periods of last year, respectively.  The Segment’s revenues consist of:

Base Tissue Segment Revenues

	Fourth Quarter Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

	(Dollars in Thousands)

Domestic:
Traditional Tissue Processing And Direct Distribution	$3,120	$4,530	$15,834	$16,670

Graftech® Bio-implants	4,523	5,840	19,820	22,639

	7,643	10,370	35,654	39,309
International:
Traditional Tissue Processing And Direct Distribution	964	508	3,676	2,156

Total Segment Revenues	$8,607	$10,878	$39,330	$41,465

The decline in domestic revenues were primarily caused by the processing of fewer donors for clients and lower demand for Graftech® Bio-implants.  The Segment’s international revenues increased due to increasing market penetration and expansion into new geographic markets.

The Base Tissue Segment incurred operating losses of $7,288,000 and $9,282,000 in the fourth quarter and year ended December 31, 2004, respectively, as compared to operating income of $1,037,000 and $2,703,000 in the same periods of last year, respectively.  This year’s operating losses include the charge for impaired assets and were further caused by declines in Graftech® Bio-implant revenues and related declines in gross profit margins due to the under absorption of costs because of lower unit production.

Mr. Bauer will host a conference call on March 29, 2005 at 3:00 pm Eastern Time to discuss fourth quarter results.  You are invited to listen to the conference call by dialing 706-634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com.  Automated playback will be available two hours after completion of the live call, through 11:59 pm Eastern Time, April 5, 2005, by dialing 706-645-9291 and indicating access code 5012298.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance.  Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can

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be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, our ability to comply with the financial covenants contained in the credit facility with our bank, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004) filed with the Securities and Exchange Commission.  All information in this press release is as of March 28, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery.  For further information regarding Osteotech or this press release, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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OSTEOTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Net revenues:
Service	$20,080	$22,006	$85,120	$87,759
Product	363	2,021	3,457	6,674

	20,443	24,027	88,577	94,433

Cost of services	14,860	10,075	49,686	37,034
Cost of products	(599)	1,615	2,816	5,037

	14,261	11,690	52,502	42,071

Gross profit	6,182	12,337	36,075	52,362

Marketing, selling, general and administrative	10,259	8,913	38,127	37,786
Research and development	1,390	924	4,578	3,944

	11,649	9,837	42,705	41,730

Income (charge) from litigation settlement		7,500		7,500

Operating income (loss)	(5,467)	10,000	(6,630)	18,132
Interest expense, net	(18)	(181)	(377)	(963)
Gain on sale of patents	575		575
Other	292	385	302	577

Income (loss) before income taxes	(4,618)	10,204	(6,130)	17,746
Income tax provision (benefit)	5	3,824	(847)	6,879

Net income (loss)	$(4,623)	$6,380	$(5,283)	$10,867

Earnings (loss) per share:
Basic	$(.27)	$.37	$(.31)	$.64
Diluted	$(.27)	$.37	$(.31)	$.62
Shares used in computing earnings (loss) per share:
Basic	17,165,606	17,071,710	17,146,127	17,059,495
Diluted	17,165,606	17,363,816	17,146,127	17,520,959

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OSTEOTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	December 31

	2004	2003

Assets

Cash, cash equivalents and short-term investments	$13,391	$15,326
Accounts receivable, net	14,795	15,187
Deferred processing costs	36,049	29,013
Inventories	1,202	3,581
Other current assets	5,595	7,345

Total current assets	71,032	70,452
Property, plant and equipment, net	37,447	47,107
Other assets	7,925	9,654

	$116,404	$127,213

Liabilities and Stockholders’ Equity

Accounts payable and accrued expense	$11,532	$11,407
Current portion of long-term debt	2,661	2,661

Total current liabilities	14,193	14,068
Long-term debt	10,076	13,262
Other liabilities	740	3,663

Total liabilities	25,009	30,993
Stockholders’ equity	91,395	96,220

	$116,404	$127,213

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